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                                                                    EXHIBIT 11.2

                       LORAL CORPORATION AND SUBSIDIARIES

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (Unaudited)

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
                                                                          NINE MONTHS ENDED
                                                                            DECEMBER 31,
                                                                       -----------------------
                                                                         1994           1993
                                                                       --------       --------
Primary:
  Net income applicable to common shares.............................  $192,220       $144,013
                                                                       ========       ========
  Shares:
     Weighted average common shares outstanding......................    83,680         82,475
     Common equivalent shares applicable to stock options............     1,454          1,169
                                                                       --------       --------
     Average number of shares outstanding and common equivalent
      shares.........................................................    85,134         83,644
                                                                       ========       ========

Primary earnings per common share and common equivalent share........  $   2.26       $   1.72
                                                                       ========       ========
Fully Diluted:
  Net income applicable to common shares.............................  $192,220       $144,013
                                                                       ========       ========
  Shares:
     Average number of common shares as adjusted for primary
      computation....................................................    85,134         83,644
     Incremental increase to shares under stock options where the quarter's ending market price is higher than the average market
      price during the quarter.......................................        22            125
                                                                       --------       --------
     Average number of shares outstanding on a fully diluted basis...    85,156         83,769
                                                                       ========       ========

Earnings per common share assuming full dilution.....................  $   2.26       $   1.72
                                                                       ========       ========
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